AMENDMENT

NATIONAL FUEL GAS COMPANY

AND PARTICIPATING SUBSIDIARIES

EXECUTIVE RETIREMENT PLAN

     This Amendment is made as of this 5th day of September, 2001 by National Fuel Gas Company (hereafter "NFG").

Background Statement:

     National Fuel Gas Company established the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the "Plan") effective as of February 19, 1987. Pursuant to Article 8 of the Plan, NFG wishes to amend the Plan effective as of September 5, 2001.

     NOW THEREFORE, I, the undersigned, being duly authorized and empowered by resolutions adopted by the National Fuel Gas Company Board of Directors on September 13, 2001, do hereby amend the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan ("Plan") effective September 5, 2001, in the following respects:

  The following new Section 2.1.1 is added following Section 2.1:

            2.1.1 Actuarial Adjustment is defined in Section 3.5(b).

  The following new Section 2.7.1 is added following Section 2.7:

            2.7.1. Collar Rate means an annual rate of interest equal to the lesser of (i) 4.25%, or (ii) the Pension Benefit Guaranty Corporation Immediate Annuity Rate applicable during the calendar month in which the current term of a Qualifying Member’s Employment Agreement terminates.

  The following new Sections 2.10.1 and 2.10.2 are added following Section 2.10:

            2.10.1 Election Lapse Date is defined in Section 5.4 (c).

            2.10.2 Employment Agreement is defined in Section 2.15.1.

  Section 2.12 (a) is amended to read as follows:

            2.12      (a) Final Average Pay means an amount equal to the average of the Annual Cash Compensation payable by the Company to a Member for the 60 consecutive month period during the 120 consecutive month period immediately preceding the date the Member retires or, in the case of a Qualifying Member, the Valuation Date, which 60 consecutive month period produces the highest average.

  A new Section 2.12(b)(v) is added at the end of Section 2.12(b) as follows:

            (v) In the event that a Qualifying Member’s actual retirement date does not coincide with the Qualifying Member’s Valuation Date, the amount of the Qualifying Member’s Annual Cash Compensation, if any, which relates to the interval between the Qualifying Member’s actual retirement date and the end of the current term of the Qualifying Member’s Employment Agreement shall be determined by the Compensation Committee of the Board of Directors in its reasonable discretion and confirmed to the Committee.

  The following new Sections 2.15.1 and 2.15.2 are added following Section 2.15:

            2.15.1 Qualifying Member means a Member who (i) has a written employment agreement with the Company (hereafter an “Employment Agreement”), (ii) has, at the express request of the Board of Directors, served past his Normal Retirement Date, and (iii) who retires either (a) at the end of the current term of his Employment Agreement, or (b) with the Board of Directors’ consent, during the current term of his Employment Agreement.

            2.15.2 Qualifying Member's Lump Sum Payment is defined in Section 5.4(c).

  The following new Section 2.17.1 is added following Section 2.17:

            2.17.1 Valuation Date means the date on which a Qualifying Member actually retires, unless (i) the Qualifying Member actually retires prior to the end of the current term of his Employment Agreement and (ii) the end of such term occurs in the same fiscal year of the Company as the Qualifying Member’s actual retirement date, in which event, Valuation Date means the date on which the current term of the Qualifying Member’s Employment Agreement terminates.

  Section 2.19 is amended to read as follows:

            2.19 Years of Service equals the number of Employment Years completed by a Member. An Employment Year in which a member completed 1,000 or more but less than the normal number of Hours of Service (as such term is defined in the Basic Pension Plan) for a full-time employee of the Company shall be credited as a partial Year of Service equal to the number of Hours of Service credited in such Employment Year divided by the normal number of Hours of Service for a full-time employee of the Company. Years of Service shall not exceed 40 except in the case of a Qualifying Member. No more than one Year of Service shall be credited in any Employment Year. In the case of a Qualifying Member, the Qualifying Member’s Years of Service shall include the interval, if any, between the Qualifying Member’s actual retirement date and his Valuation Date.

  Section 3.1 is amended to read as follows:

            3.1 Total Benefit Base.

            (a) Total Benefit Base of Non-Qualifying Member. The Total Benefit Base of a Vested Member who is not a Qualifying Member shall be a monthly annuity for his life, commencing at his Normal Retirement Date, under which the annual payments shall equal an amount calculated by adding the products of .0197 times the Member’s Years of Service not in excess of 30 and .0132 times his Years of Service, if any, in excess of 30 (but not to exceed 10), and multiplying the sum thereof by his Final Average Pay.

            (b) Total Benefit Base of Qualifying Member. The Total Benefit Base of a Vested Member who is a Qualifying Member shall be a monthly annuity for his life commencing at his actual retirement date (payable on the 1st day of each month). Annual payments of the Qualifying Member’s Total Benefit Base shall equal an amount calculated by adding the products of (x) .0197 times the Member’s Years of Service not in excess of 30, (y) .0132 times such Member’s Years of Service, if any, in excess of 30 (but not to exceed 10), and (z) .018 times such Member’s Years of Service in excess of 40, if any, and then multiplying the sum of (x), (y) and (z) by such Member’s Final Average Pay, and adding to the product thus obtained an amount equal to the Actuarial Adjustment calculated under Section 3.5(b).

  The following new Section 3.3.1 is added following Section 3.3:

            3.3.1 Additional Benefit Base of Qualifying Member. The Additional Benefit Base of a Vested Qualifying Member shall be a monthly annuity for his life commencing at his actual retirement date (payable on the 1st day of each month) under which the annual payments shall equal the Qualifying Member’s Total Benefit Base less the sum of (x) .0125 times his Years of Service (up to but not exceeding 40) times his Social Security Benefit and (y) the Qualifying Member’s Benefit Base (as reduced, if at all, on account of Benefit Limitations) under the Basic Pension Plan. Notwithstanding any provision of this Plan to the contrary, the Additional Benefit Base of a Vested Qualifying Member will not exceed $200,000 per month.

  Section 3.5 is amended to read as follows:

            3.5 Late Retirement.

            (a) Non-Qualifying Member. A Member’s Years of Service shall be credited if they extend beyond his Normal Retirement Date, (but shall not exceed 40 in total, except in the case of a Qualifying Member), and the Final Average Pay determination shall reflect such Years of Service. However, except as provided in subsection (b) of this Section 3.5, there shall be no actuarial adjustment to his Additional Benefit Base on account of a Member’s retirement after Normal Retirement Date; for such purpose the Additional Benefit Base hereunder shall be computed as if his late retirement date were his Normal Retirement Date.

            (b) Qualifying Member. Upon a Qualifying Member’s retirement, the benefits which he would have been entitled to receive under the Basic Pension Plan had he retired on his Normal Retirement Date together with the benefits which he would have been entitled to receive under this Plan had he retired on his Normal Retirement Date, shall be actuarially increased to reflect his late retirement, using the most recently published actuarial table that is both generally accepted by American actuaries and reasonably applicable to the Basic Pension Plan as well as this Plan, and a 6% per annum interest rate. The difference in the total annual benefit payable under this Plan and the Basic Pension Plan at his Normal Retirement Date and as actuarially adjusted at his actual retirement date shall be the amount of the “Actuarial Adjustment”.

  Section 5.4 is amended to read as follows:

            5.4 Lump Sum Payment Option.

            (a) There shall be one exception to Section 5.1 in the case of a Member who is a Qualifying Member, and one exception to Section 5.1 in the case of a Member who is not a Qualifying Member:

            (b) Non-Qualifying Member. A Member who is not a Qualifying Member may elect to receive Retirement Benefits in the form of a lump sum payment even if he does not or may not select such option under the Basic Pension Plan. Such election may only be made by means of an irrevocable election executed in the calendar year prior to the year in which the Member’s Retirement Date occurs. The most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the Plan, and a 6 percent annual interest rate or discount rate, shall be used to convert the Member’s Additional Benefit Base to a lump sum equivalent.

            (c) Qualifying Member. During the period commencing six months prior to his actual retirement date and ending at the close of business on the last business day of the 22nd calendar month following the calendar month during which his actual retirement date occurs, a Qualifying Member may elect to receive the actuarial equivalent of the future payments of his Additional Benefit Base in the form of a lump sum payment (the “Qualifying Member’s Lump Sum Payment”) even if he does not or may not elect a lump sum payment under the Basic Pension Plan. Such election may only be made by means of a written, duly executed and acknowledged irrevocable election delivered to, and received by, the Company’s Corporate Secretary prior to the close of business on the last business day of the 22nd calendar month following the calendar month in which the Qualifying Member’s actual retirement date occurs (the “Election Lapse Date’). If the Qualifying Member makes the election prior to the Election Lapse Date, monthly benefit payments shall be made as otherwise determined under the Plan beginning with the month in which his actual retirement occurs and for the 23 months which follow the month in which his actual retirement occurs. The Qualifying Member’s Lump Sum Payment will be paid on the first business day of the second month following the Election Lapse Date.

            The Qualifying Member’s Lump Sum Payment shall be the actuarial equivalent amount of the future payments of his Additional Benefit Base computed as of the first business day of the second month following the Election Lapse Date and using the most recently published mortality table and scale that are generally accepted by American actuaries and reasonably applicable to the Plan, and an interest rate equal to the Collar Rate. Notwithstanding any provision of this Plan to the contrary, the Qualifying Member’s Lump Sum Payment will not exceed $25,000,000.

            (d) Qualifying Member’s Death. In the event that a Qualifying Member’s death occurs (i) after his actual retirement date and on or before the Election Lapse Date, or (ii) on or before his actual retirement date, the Qualifying Member’s spouse (or the Qualifying Member’s estate, in the event that such spouse shall predecease him) shall receive a lump sum death benefit calculated as described in this paragraph. The lump sum death benefit will be equal to the amount the Qualifying Member would have been entitled to receive pursuant to Section 5.4(c) calculated as if he had timely and properly made the election to receive a lump sum payment and without any adjustment for time of payment. For purposes of the preceding sentence, in the event the Qualifying Member’s death occurs prior to his actual retirement date, the first day of the month in which his death occurred will be treated as his actual retirement date in order to determine the Election Lapse Date and to calculate the Qualifying Member’s Lump Sum Payment. Payment of the lump sum death benefit under this paragraph will be made within 30 days of such Qualifying Member’s death.

            In the event that a Qualifying Member’s death occurs after the Election Lapse Date and the Qualifying Member has made a lump sum election pursuant to Section 5.4(c) of the Plan, but such lump sum has not been paid, the Qualifying Member’s spouse (or the Qualifying Member’s estate, in the event that such spouse shall predecease him) shall receive, within 30 days of such Qualifying Member’s death, a lump sum payment equal to the amount of the lump sum payment that such Qualifying Member would have been entitled to receive pursuant to Section 5.4(c) and without adjustment for time of payment.

            In the event that a Qualifying Member’s death occurs after the Election Lapse Date and such Qualifying Member made no lump sum election pursuant to Section 5.4(c) of this Plan, survivor benefits, if any, shall be paid as provided in the form of benefit selected by the Qualifying Member under the Plan.

            Notwithstanding any provision of this Plan to the contrary, the lump sum payment made on account of a Qualifying Member's death will not exceed $25,000,000.

            (e) With respect to other forms of benefit available under the Plan, the mortality table used in the Basic Pension Plan and described in Section 1.01 thereof, or a successor section, shall continue to be used. If the Member’s Additional Benefit Base, had it been paid in the form of an annuity, would otherwise have been expected to increase or decrease subsequent to the Member’s Retirement Date, (for example, due to cost of living increases that effectively raise the maximum amounts that may be paid from the Basic Pension Plan as a result of the operation of Code Section 415 limits, or due to expected post-retirement AARCIP awards or other performance-related lump sum compensation), the Company may adjust such lump sum payment accordingly and shall later true it up either by paying an additional sum to the Member or by receiving a refund of any excess from the Member.

  In all other respects the Plan shall remain unchanged.

Dated: December 21, 2001

/s/ P. C. Ackerman P.C. Ackerman President & Chief Executive Officer